Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-110552 and 333-131455) and S-8 (Nos. 333-114897, 333-118771 and 333-160867) of Access National Corporation of our reports dated March 29, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in the Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Richmond, Virginia
March 29, 2010